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                                                                     EXHIBIT 4.7



    LETTER AGREEMENT FOR ASSET ACQUISITION FROM MITCHELL ENERGY CORPORATION



This Letter Agreement is entered into on this 4th day of April, 1994 by and between Mitchell Energy Corporation ("Seller") and Nabors Drilling USA, Inc. ("Buyer").

The parties desire to enter into a binding arrangement for the acquisition of certain tangible, personal assets presently owned by the Seller. Now therefore, subject to the terms, conditions and covenants set forth herein, the Buyer and Seller agree as follows:

1. Definitions - The following definitions shall have the following meanings in this Letter Agreement:

         (a) "Assets" shall mean the drilling rigs and related assets of Seller identified in Attachment A hereto.

         (b) The "Cash Purchase Price" shall mean Nine Million United States Dollars (US$9,000,000).

         (c) The "Warrant" shall mean the warrant to purchase 650,000 shares of the common stock of Nabors Industries, Inc. which is to be delivered by Buyer at Closing.

         (d) "Common Stock" shall mean the common stock of Nabors Industries, Inc., $.10 par value as traded on the American Stock Exchange.

         (e) "Average Closing Price" shall mean the average closing price of the Common Stock on the American Stock Exchange, as reported by the Wall Street Journal for all of the trading days between March 21, 1994 and three trading days prior to the Scheduled Closing Date.

         (f) "Closing" shall mean the consummation of the purchase and sale of the Assets as contemplated by this Agreement.

         (g) "Lease Agreement" shall mean the lease agreement between Seller and Buyer wherein the Buyer agrees to lease a yard and facilities owned by Seller in Magnolia, Texas.

         (h) The "Limestone Drilling Program" shall mean the drilling program conducted by Seller in the North Personville field of Texas.

         (i)     "Nabors" shall mean Nabors Industries, Inc.





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2.       Seller agrees to sell and Buyer agrees to purchase all of Sellers right, title and interest in and to the Assets. In consideration for the purchase of the Assets, Purchasers shall pay Seller the Cash Purchase Price and deliver the Warrant. [Note: See 6.(d)].

3. The Closing shall take place on April 4, 1994 ("the Scheduled Closing Date") at 10:00 a.m. at the offices of Seller or at such other time or place as the parties shall agree to in writing.

4.       At Closing,

         (a) Seller shall deliver to Buyer, bills of sale in the form set forth in Attachment B together with other instruments of sale, conveyance, transfer and assignment required in order to vest in the Buyer, all of Seller s right, title and interest in and to the Assets.

         (b) The Buyer shall deliver to Seller the Cash Purchase Price in immediately available United States funds by wire transfer to an account designated by Seller.

         (c)     Buyer shall deliver the Warrant.

         (d) Seller and Buyer shall execute the Lease Agreement as set forth below.

         (e) Each party shall deliver such other and further documents and take such other and further actions as may be required to consummate the transaction contemplated by this Agreement.

5.       The following shall apply with respect to the Warrant:

         (a)     Buyer shall cause Nabors to issue to Seller, the Warrant.

         (b) The exercise price in the Warrant shall be 115% of the Average Closing Price of the Common Stock of Nabors.

         (c) The Warrant shall be exercisable by the Seller only for a period of two years from the date of Closing (the "Warrant Term") and must be exercised in the full amount of the 650,000 shares of Common Stock which upon exercise will be registered and immediately available for sale without restriction.

         (d) Upon the sale by the Seller of the shares of Common Stock obtained through exercise of the Warrant, the "Excess Proceeds" from such sale shall be paid to Nabors within five
                 (5) days of the date the proceeds are received by the Seller. The "Excess Proceeds" shall equal that amount,





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                 but not less than zero, by which the amount of proceeds from sale of the Common Stock exceeds the sum of (1) the amount of the exercise price of the Warrant, (2) the amount of reasonable brokers commission paid on the sale of the Common Stock and (3) the amount of One Million Dollars ($1,000,000).

         (e) Buyer shall have the absolute right, exercised in writing, at any time during the Warrant Term to buy back the Warrant for One Million Dollars ($1,000,000) cash.

6. At Closing, Seller and Buyer shall enter into the Lease Agreement in the form of Attachment D which shall contain the following principal terms and conditions:

         (a) The term of the lease shall be for one year commencing on the Closing. The lease may be extended on terms and conditions agreed to by the parties.

         (b)     The rental for the term shall be $1.

         (c) During the term of the Lease Agreement, Buyer shall pay to Seller the direct costs of electricity and Buyer shall directly pay for the costs of all utilities utilized, security costs, trash pick up and all other costs of Buyer s use of the property, as well as ad valorem and other applicable taxes.

         (d) Buyer shall be liable for and defend, indemnify and hold Seller harmless from all claims, actions, proceedings and suits of any type or description arising after the Closing as a result of actions of the Buyer or the Buyers use of the property which is the subject of the Lease Agreement. Seller shall perform the environmental audit both prior to Buyer taking possession of the property and at the end of the term of said Lease Agreement and Buyer shall be liable to Seller for any and all environmental damage which shall have occurred during the term of the Lease Agreement. It is further understood that Buyer shall be liable for any damage to the property during the term of the Lease Agreement save and except normal use. The Buyer agrees to return the property in the same condition and for the same purpose as it was on the commencement of the Lease Agreement. Specifically and without limitation to the preceding, Buyer shall not be responsible for, and Seller shall defend, indemnify and hold Buyer harmless from any and all liability arising or resulting from any release, discharge, placement, migration or movement of contaminants or pollutants into the environment from, to or on the property which is the subject of the Lease Agreement occurring prior to the Closing.





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         (e)     Seller shall be liable for and defend, indemnify and hold
                 Buyer harmless from all claims, actions, proceedings and suits of any type or description arising prior to or after the Closing as a result of actions of the Seller or the Seller s use of the property which is the subject of the Lease Agreement.

         (f) The property shall be used by the Buyer in the same manner and for the same purposes as the property has been used by Seller.

7. The parties agree as follows with respect to future drilling activities of Seller:

         (a) If Seller requires the use of a drilling rig for future activity in the North Personville Drilling Program, Seller agrees to contract with Buyer to provide such drilling services for two years.

         (b) Rig 14, as set forth in Attachment A hereto, will be the rig provided by Buyer for work done pursuant to 7.(a) above, using the same or comparable crews maintaining its established drilling performance.

         (c) The parties agree that the dayrate for drilling in the North Personville Drilling Program will be $5,500 per day. The parties further agree that the dayrate to be used will be applicable for both drilling days and estimated moving days. This dayrate will only be adjusted during the two years for general increases/decreases in crew wages, fuel costs and changes in crew complement or rentals requested by Seller.

8. NOTWITHSTANDING ANYTHING THAT MAY BE CONTAINED HEREIN TO THE CONTRARY, SELLER EXPRESSLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, OF ANY KIND INCLUDING BUT NOT LIMITED TO MERCHANTABILITY, OF FITNESS, OR USE FOR A PARTICULAR PURPOSE OF ANY OF THE ASSETS. IT IS AGREED THAT PURCHASER HAS HAD THE OPPORTUNITY TO VISIBLY INSPECT THE ASSETS, HAS SATISFIED ITSELF AS TO THEIR CONDITION INSOFAR AS A VISIBLE INSPECTION PERMITS. ACCORDINGLY, THIS CONVEYANCE OF THE ASSETS IS MADE ON AN "AS IS" AND "WHERE IS" BASIS, AND IS ACCEPTED BY PURCHASER ON SUCH BASIS. The Assets shall be free and clear of all liens, mortgages, pledges, charges, security interests and encumbrances of any type or description. Delivery will be made to Buyer at Closing. Risk of loss of the Assets shall remain with the Seller until Closing.

9. This Letter Agreement may be terminated by either party after the scheduled closing date if the conditions set forth herein for Closing have not been fulfilled on or before the Scheduled Closing date.





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10.      All sales, use, transfer and similar taxes and all recording and similar fees applicable to the transaction contemplated by this agreement shall be paid by the Buyer. Each party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement, including but not limited to all fees and expenses of agents, representatives, counsel and accountants engaged by it.

11. Buyer waives compliance by Seller and Seller waives compliance by Buyer with the applicable provisions of the Uniform Commercial code regarding bulk sales, or any other similar bulk sales law, as presently in effect, and Seller covenants and agrees to pay and discharge when due (and defend, indemnify and hold Buyer harmless from and against) all claims of creditors of the Seller which could be asserted against Buyer (or against the Assets) by reason of such non-compliance.

12. Each party represents and warrants on execution, and as of the date of Closing, as follows:

         (a) It is a corporation duly organized and validly existing and in good standing under the laws of its incorporation and is authorized to carry on its business in Texas as currently conducted and to own, lease and operate all property and assets now owned, leased and operated by it.

         (b) It is authorized by all required corporate action to enter into this Letter Agreement, and to the transaction which is contemplated by this Agreement.

         (c) This Agreement is duly executed and validly delivered and will become legally binding and enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or one at law), and by public policy.

         (d) The execution and delivery of this Letter Agreement and other documents to which it is a party in this transaction, and its performance hereunder, do not constitute a conflict with its certificate of incorporation or its by laws.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.





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14.      This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other party except that Buyer may, at its discretion, assign its rights hereunder to purchase some or all of the Assets to one or more affiliated companies.


Dated this 4th day of April, 1994




NABORS DRILLING USA, INC.


      /s/ Richard A. Stratton
- ------------------------------
By:      Richard A. Stratton
Its:     President




MITCHELL ENERGY CORPORATION



     /s/  Homer H. Hershey
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By:      Homer H. Hershey
Its:     Senior Vice President





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